Exhibit 10.12

EUREKA HOMESTEAD

DEFERRED COMPENSATION PLAN AGREEMENT

THIS AGREEMENT, made and entered into as of the 31st day of December, 2003, and amended this 17th day of May, 2005, between Eureka Homestead, a federally-chartered savings and loan association, with principal offices and place of business in the State of Louisiana (hereinafter referred to as the "Company"), and ALAN T. HEINTZEN, an individual residing in the State of Louisiana (hereinafter referred to as the “Employee”).

WHEREAS, the Company, through action of the Board of Directors on December 19, 2000, and again on December 16, 2003, is willing to provide compensation to the Employee on a deferred basis, and the parties hereto wish to provide the terms and conditions upon which the Company shall pay such deferred compensation to the Employee or his designated beneficiary, and the parties intend this Agreement to be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Employee,

NOW, THEREFORE, in consideration of the premises and of the.mutual promises herein contained, the parties hereto agree as follows:

1.	DEFINITION OF TERMS Certain words and phrases are defined when first used in later paragraphs of this Agreement. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

a.	Accrued Benefit: The sum of all Deferred Amounts credited to the Employee's Retirement Account and due and owing to the Employee or his beneficiaries and pursuant to this Agreement, together with Additions thereto calculated as set forth in paragraph [4] hereof, minus any distributions hereunder.

b.	Code: The Internal Revenue Code of 1986, as amended or as it may be amended from time to time.

c.	Salary: Base salary of the Employee paid or accrued by the Corporation, exclusive of year-end bonuses and Accrued Benefits.

d.	Effective Date: January 1, 2004.

e.	Election of Hypothetical Investment: A written notice filed by the Employee with the Chief Financial Officer of the Company in substantially the form attached hereto as Exhibit A, specifying the hypothetical investment.

f.	Normal Retirement Date: The date the Employee attains 65 years of age.

g.	Notice of Discontinuance: A written notice filed by the Employee with the Chief Financial Officer of the Company requesting discontinuance of the deferral of the Employee's Compensation and/or bonuses.

h.	Retirement Account: Book Entries: Entries maintained by the Company reflecting Deferred Amounts and additions thereon; provided, however, that the existence of such book entries and the Retirement Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee, his designated beneficiary, or other beneficiaries under this Agreement.

i.	Vested Deferred Amounts: The Employee shall vest in annual deferrals and increases immediately from the date of each annual award.

j.	Change of Control Event: The merger or consolidation into or with another company, or reorganization, or sale of substantially all of the Company’s assets to another company, which company survives Eureka.

2.	DEFERRED COMPENSATION Commencing on the Effective Date, and continuing through the date on which the Employee's employment terminates because of his death, retirement, disability, or any other cause, the Employee and the Company agree that the Employee shall be entitled to receive credit for a deferral into his Retirement Account. The amount of such deferral shall be determined by the employee via election made not later than the close of the preceding taxable year or at such other time as provided by regulation.

3.	ADDITIONS TO DEFERRED AMOUNTS The Company hereby agrees that it will credit Deferred Amounts in the Employee's Retirement Account with additions thereon ("Additions") from and after the dates Deferred Amounts are credited to the Retirement Account. Additions shall be calculated at a rate computed as if Deferred Amounts had been invested in investments designated in accordance with the Employee's Election of Hypothetical Investment. For purposes of computing Additions, Deferral Amounts in the Retirement Account shall be assumed to have been invested on each date a Deferred Amount is credited to the Employee's Retirement Account, at the net asset value of the investments chosen on the Election of Hypothetical Investment on such date or the first business day thereafter, as quoted in the Wall Street Journal, or, in the absence of quotation therein, in a similar publication, if applicable. Additions shall be computed as if all dividends paid on the investments were reinvested in whole and fractional shares on the date paid.

4	RETIREMENT BENEFIT The Company agrees that, from and after the retirement of the Employee from the service of the Company upon reaching his Normal Retirement Date, the Company shall thereafter pay to the Employee the Employee's entire Accrued Benefit, payable in equal monthly installments for a period of one hundred and twenty months (120) months, commencing with the first day of the first month following the Employee's retirement; provided, however, that the Employee at his sole option may make one (1) election prior to the time benefit payments begin to receive the Accrued Benefit in his Retirement Account in equal monthly installment payments over a shorter period, to be designated by him in writing, than would otherwise apply, or in a single payment. The election referred to in the preceding sentence must be made at least fifteen (15) days prior to the date benefit payments begin and shall be irrevocable. In the event of such election by the Employee, the first designated monthly installment payment or the single payment, whichever applies shall be due arid payable on the first day of the first month following the Employee's filing of an effective written election to accelerate benefits. Monthly installment payments, if applicable, shall continue monthly thereafter, for the period designated by the Employee.

5.	DISABILITY BENEFIT The Employee shall be entitled to receive payment of his entire Accrued Benefit hereunder prior to his Normal Retirement Date in any case in which it is determined by a duly licensed physician selected by the Company that, because of ill health, accident, disability or general inability because of age, the employee is no longer able, properly and satisfactorily, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last not less than twelve months, or if the Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Disability Benefit payable under this paragraph [5] shall be distributed in accordance with the provisions of paragraph [4] as if the Employee had retired on the date of the physician's disability determination.

6.	DEATH BENEFIT If the Employee dies while employed by the Company, the Company shall pay to the Employee's beneficiary a death benefit of all sums due under the Accrued Benefit in a lump sum within ninety (90) days of the Employee's death. If the Employee dies after any benefit payments under his Agreement have begun, the Company shall pay all remaining benefits to the Employee's beneficiary in a lump sum within ninety (90) days of the death of the Employee. If the Employee dies while disabled or otherwise not in the employ the Company, the Company shall pay all unpaid Accrued Benefits to the Employee's beneficiary in a lump sum within ninety (90) days of the date of death of the Employee.

7.	TERMINATION BENEFIT In the event of the Employee's termination of employment with the Company before his Normal Retirement Date for any reason, other than his disability, retirement, or his death, the Company shall pay to the Employee a single sum equal to the Employee's entire Accrued Benefit, payable on the first day of the sixth month following the termination of the Employee's employment with the Company.

8.	HARDSHIP BENEFIT In the event the Employee suffers an unforeseeable emergency, meaning a severe financial hardship to the Employee resulting from an illness or accident of the Employee, the Employee's spouse or a dependent, loss of the Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee, the Company shall pay to the Employee up to the Employee's entire Accrued Benefit, provided that amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant's assets, to the extent that such liquidation would not itself cause severe financial hardship.

9.	CHANGE OF CONTROL BENEFIT In the event the Company experiences a change of control as identified in Internal Revenue Service regulations, the Company shall pay to the Employee a single sum equal to the Employee's entire Accrued Benefit, payable on the first day of the sixth month following the Change of Control event.

10.	BENEFICIARY DESIGNATION The Employee shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit B, a written designation of primary and secondary beneficiaries to whom payment under this Agreement shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Agreement. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Company.

11.	NO TRUST CREATED Nothing contained in this Agreement, and no action taken pursuant to its provision by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Employee, his designated beneficiary, other beneficiaries of the Employee or any other person.

12.	BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS: UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE The payments to the Employee or his designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provision of the Agreement. The Company's obligation hereunder shall be unfounded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal of equitable right, interest or claim in to any property of assets of the Company.

13.	NO CONTRACT OF EMPLOYMENT Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Company in his present capacity, or in any capacity. It is expressly understood by the parties hereto that this Agreement relates to the payment of deferred compensation for the Employee's services, payable after termination of his employment with the Company, and is not intended to be an employment contract.

14.	BENEFITS NOT TRANSFERABLE Neither the Employee, his designated beneficiary nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee, his designated beneficiary, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void.

15.	AMENDMENT This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

16.	INUREMENT This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee, his successors, heirs, executors, administrators and beneficiaries.

17.	NOTICE Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or make the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

18.	GOVERNING LAW This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Louisiana.

IN WITNESS WHEREOF, the parties have signed this Agreement.

EUREKA HOMESTEAD

FOR THE BOARD OF DIRECTORS:

By:	/s/ Robert M. Shofstahl	/s/ Alan T. Heintzen
	Robert M. Shofstahl	Alan T. Heintzen
Chairman

By:	/s/ Philip E. James, Jr.
Philip E. James, Jr.
Secretary to the Board

Amendment

Eureka Homestead

Deferred Compensation Plan Agreement

The Eureka Homestead Deferred Compensation Plan Agreement (Plan) is hereby amended as of this day, December 16, 2008, as follows:

A.	Payments due to the Executive under this Plan will be deferred for six months following the Plan payment date for the permissible distribution event of separation from service due to resignation, termination, retirement, or disability. The schedule of payments of death benefits due to the Executive's beneficiaries is not hereby amended.

B.	Payment of any benefit under the Disability Benefit section of the Plan is contingent upon either: a) the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or b) the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and is receiving income replacement benefits for a period of not less than three months under an accident and health plan provided by Eureka Homestead.

C.	Payment of any benefit under the Hardship Benefit section of this plan may be made only as a result of: a) a severe financial hardship of the Executive resulting from an illness or accident to the Executive, his spouse, beneficiary, or dependent; b) the loss of the Executive's primary residence or similar loss due to casualty; or c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, as exemplified in and limited by the IRS regulations.

D.	All deferral elections and timing of payment elections with respect to amounts deferred under the arrangement are irrevocable and are governed by IRS regulations.

E.	The undersigned Executive is a "key employee" and makes the sole decision to voluntarily defer part of his income via the Plan.

It is the intent hereof to fully comply with the mandate and intent of IRC Section 409(a) and this amendment has been drafted to effect such modifications and restrictions; however, if through inadvertence a pertinent part of Section 409(a) has not been specifically incorporated herein, where applicable, then same is incorporated by reference and shall govern.

EXECUTIVE	COMPANY: EUREKA HOMESTEAD

/s/ Alan T. Heintzen	By:	Robert M. Shofstahl	/s/ Philip E. James, Jr.
Alan T. Heintzen		Robert M. Shofstahl	Philip E. James, Jr.
		Chairman of the Board	Secretary of the Board

CORRECTIVE AMENDMENT TO THE

EUREKA HOMESTEAD

DEFERRED COMPENSATION PLAN AGREEMENT

THIS CORRECTIVE AMENDMENT (the "Amendment") is adopted this 31st day of October, 2017, by Eureka Homestead (the "Company") and Alan T. Heintzen (the "Employee").

WHEREAS, the Company and the Employee entered into an Deferred Compensation Plan Agreement effective December 31, 2003 (as amended, the "Agreement"), to provide deferred compensation benefits to the Employee; and

WHEREAS, the Agreement is a nonqualified deferred compensation plan as that term is used in Code Section 409A; and

WHEREAS, the Company and the Employee have identified a provision in the Agreement that fails to comply with Code Section 409A that was unintentionally and inadvertently not amended earlier; and

WHEREAS, on January 5, 2010, the IRS issued Notice 2010-6, establishing a document correction program for certain eligible failures of deferred compensation plans to meet the written document requirements of Code Section 409A and the final regulations; and

WHEREAS, the noncompliant provision of the Agreement is an eligible document failure under Notice 2010-6; and

WHEREAS, the Company and the Employee now wish to correct all document failures in the Agreement in accordance with Notice 2010-6;

NOW, THEREFORE, the Company and the Employee adopt the following amendments to the Agreement:

Section 1.j. of the Agreement shall be deleted in its entirety and replaced by the following:

j.       Change of Control: A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and regulations thereunder.

k.       Separation from Service: A termination of the Employee's employment with the Company and its Affiliates for reasons other than death or disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Employee continues to provide some services for the Company or its affiliates after that date, provided that the facts and circumstances indicate that the Company and the Employee reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Employee performed services for the Company, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Company. If the Employee's leave exceeds six (6) months but the Employee is not entitled to reemployment under a statute or contract, the Employee incurs a Separation from Service on the next day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs the Administrator shall take into account, among other things, the definition of "service recipient" and "Company" set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

Section 4 of the Agreement shall be deleted in its entirety and replaced by the following:

4. RETIREMENT BENEFIT. Upon Separation from Service after the Normal Retirement Date, the Company shall pay the Employee the entire Accrued Benefit. The benefit shall be paid in one hundred twenty (120) equal monthly installments commencing the first day of the month following Separation from Service.

Section 7 of the Agreement shall be deleted in its entirety and replaced by the following:

7. TERMINATION BENEFIT. If Separation from Service occurs prior to the Normal Retirement Date the Company shall pay the Employee the entire Accrued Benefit. The benefit shall be paid in a lump sum on the first day of the sixth month following Separation from Service.

Section 9 of the Agreement shall be deleted in its entirety and replaced by the following:

9. CHANGE OF CONTROL BENEFIT. If Change of Control occurs prior to the Normal Retirement Date the Company shall pay the Employee the entire Accrued Benefit. The benefit shall be paid in a lump sum on the first day of the sixth month following Change of Control.

Section 19 shall be added the Agreement immediately following Section 18:

19.	Compliance with Code Section 409A. The Company and the Employee intend that the Agreement comply with the provisions of Internal Revenue Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Employee or beneficiary. Subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Company may completely terminate and liquidate the Agreement. This Agreement shall be construed, administered and governed in a manner that affects such intent, and neither of them shall take any action that would be inconsistent therewith.

IN WITNESS WHEREOF, the Employee and a duly authorized representative of the Company have signed this Agreement.

Employee	Company

/s/ Alan T. Heintzen	By:	/s/ Robert M. Shofstahl
Alan T. Heintzen		Robert M. Shofstahl
Chairman of the Board

TERMINATION OF THE

EUREKA HOMESTEAD

DEFERRED COMPENSATION PLAN AGREEMENT

This Termination (the "Termination") is made by Eureka Homestead the 31st day of October, 2017.

WITNESSETH:

WHEREAS, Eureka Homestead and Alan T. Heintzen (the "Executive") are parties to a Deferred Compensation Plan Agreement effective December 31, 2003 (as amended, the "Agreement"); and

WHEREAS, Eureka Homestead is changing aspects of the way it compensates the Executive and now wishes to terminate the Agreement in accordance with Section 409A of the Internal Revenue Code;

NOW THEREFORE, Eureka Homestead states as follows.

AGREEMENT

1.            Termination. Eureka Homestead hereby terminates the Agreement effective as of the 31st day of October, 2017 (the "Effective Date").

2.            Payment. At such date or dates as Eureka Homestead decides, provided that all such dates are between twelve (12) and twenty-four (24) months following the Effective Date, Eureka Homestead shall pay the Executive One hundred and eighty-two thousand, six hundred and four Dollars ($182,604.00) plus earnings thereon until paid, in full satisfaction of all Eureka Homestead's liabilities under the Agreement. As of the date hereof, Eureka Homestead anticipates making the payments due to the Executive in the 4th quarter of 2018 and the 1st quarter of 2019.

3.            Complete Liquidation of Executive's Interest. The payment described in the Section 2 fully and completely liquidates the Executive's interest in the Agreement. Eureka Homestead shall have no further obligation under any provision of the Agreement or any other provision of the Agreement to make any other payment to the Executive or the Executive's beneficiary.

4.            Compliance with Tax and Regulatory Requirements.

a.       Internal Revenue Code Section 409A. Eureka Homestead intends for this Termination to meet the requirements of Treasury Regulations Section 1.409A- 3(j)(4)(ix) (C). Eureka Homestead warrants and represents that (i) Eureka Homestead has no other non-qualified deferred compensation agreements which would be aggregated with the Agreement under the provisions of Treasury Regulations Section 1.409A(c), (ii) this Termination is not being made proximate to a downturn in the financial health of Eureka Homestead and (iii) Eureka Homestead will not implement a new plan which would be aggregated with the Agreement under Treasury Regulations Section 1.409A-l(c) within the three (3) years following the Effective Date.

b.       FDIC Golden Parachute Restrictions. Eureka Homestead has complied with all the requirements of Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation.

c.       Savings Clause. Eureka Homestead intends that this Termination comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or the beneficiary. This Termination shall be construed, administered and governed in a manner that affects such intent, and neither Eureka Homestead nor the Executive shall take any action that would be inconsistent therewith.

5.            Modification. Any modification of this Termination shall be effective only if it is in writing and only to the extent that it is compliant with all applicable codes, statutes and regulations.

IN WITNESS WHEREOF, a duly authorized representative of Eureka Homestead has executed this Termination as indicated below:

Eureka Homestead:

By:	/s/ Robert M. Stofstahl
Robert M. Stofstahl
Chairman of the Board